Exhibit 99.1

          Universal Technical Institute Reports 29% Revenue Growth and
            30% Net Income Improvement for Fiscal 2004 Third Quarter

    PHOENIX, Aug. 11 /PRNewswire-FirstCall/ -- Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced financial results for the third quarter of fiscal 2004 ended June 30, 2004.

    Fiscal 2004 Third Quarter Operating Performance
    Net revenues for the third quarter of fiscal 2004 were $63.0 million, a 28.7% increase from $48.9 million for the same quarter last year. The growth drivers during the fiscal 2004 third quarter were primarily higher average student enrollments and tuition increases.
    Income from operations for the third quarter of fiscal 2004 was $10.9 million compared to $9.2 million for the third quarter of fiscal 2003. The year over year increase primarily relates to growth in overall revenue combined with improved capacity utilization at existing campuses. The increase was partially offset by expansion costs at the company's new Exton, PA campus and the addition of an automotive program at the existing Orlando, FL campus. In addition, the company incurred costs during the fiscal 2004 third quarter related to a follow-on offering of shares of UTI common stock, as well as additional costs related to operating as a public company.
    Operating margin for the third quarter of fiscal 2004 was 17.3%, a decrease of 1.5 percentage points from 18.8% compared to the same period last year. Costs associated with the expansion of Exton, PA, and the Orlando automotive program, together totaled approximately $1.3 million and represented approximately 2.1% of revenue for the third fiscal quarter of 2004. In addition, costs of approximately $0.5 million, associated with a follow-on offering and additional costs of $0.3 million related to operating as a public company represented approximately 1.3% of revenue for the fiscal 2004 third quarter. Favorable results at maturing campuses offset a significant portion of the fiscal 2004 third quarter's expansion related costs.
    Net income for the third quarter of fiscal 2004 was $6.6 million, or $0.23 per diluted share, a 30.3% increase from net income of $5.1 million, or $0.20 per diluted share, for the same quarter in fiscal 2003. The company's number of weighted average diluted shares outstanding increased in the third quarter of fiscal 2004 to 28.6 million shares from 25.0 million shares for the third quarter in 2003. The increase in weighted average diluted shares as compared to the 2003 third quarter is principally attributable to the issuance of 3.5 million shares in connection with the company's initial public offering completed in December 2003.

    Fiscal 2004 Nine Month Operating Performance
    Net revenues for the first nine months of fiscal 2004 were $185.7 million, a 31.1% increase from $141.6 million for the same period in the previous year. Income from operations for the nine months ended June 30, 2004 was $38.4 million, an $11.5 million increase or 42.7%, as compared to income from operations of $26.9 million for the same period in the previous year. Operating margin for the first nine months of fiscal 2004 was 20.7%, up
1.7 percentage points compared to 19.0% for the first nine months of fiscal 2003. Net income for the nine months ended June 30, 2004 was $22.1 million or $0.81 per diluted share, a 46.3% increase from net income of $15.1 million or $0.58 per diluted share, for the same period in fiscal 2003.

    Balance Sheet
    At June 30, 2004, the company had $40.8 million in cash and cash equivalents compared with $8.9 million at the end of fiscal 2003. On
December 17, 2003, the company completed its initial public offering of common stock, raising net proceeds of approximately $59.0 million. During April 2004, the company completed a follow-on offering of common stock by selling shareholders of UTI. The company did not receive any proceeds from the follow-on offering.
    At June 30, 2004, the company had shareholders' equity of $46.9 million, compared with shareholders' deficit of $83.2 million at the end of fiscal 2003. Cash flow provided from operations was $41.9 million for the nine months ended June 30, 2004 compared with $25.8 million for the same period in the previous year.

    Student Enrollment Data
    Average undergraduate enrollment for the three months ended June 30, 2004 was 12,517 students, an increase of 23.9% from 10,104 students for the same period a year ago. Average undergraduate enrollment for the nine months ended June 30, 2004 was 12,762, an increase of 24.8% from 10,228 for the same period a year ago.
    Undergraduate enrollment at the end of the third quarter of fiscal 2004 was 12,020 students, compared with 9,798 students at the end of the third quarter of fiscal 2003.

    Business Outlook
    The following statements are based on Universal Technical Institute, Inc.'s current expectations. These statements are forward-looking, and actual results may differ materially as a result of factors more specifically referenced below. The company undertakes no obligation to update these expectations.

    Fiscal Year Ending September 30, 2004
    Based on the current market environment, the company expects revenue growth in the 22% to 24% range for the fourth quarter of fiscal 2004 as compared to the same quarter last year. This is consistent with the company's internal growth plans. In light of the company's strong nine month performance, net revenue growth is targeted at approximately 28% to 29% for the fiscal year ending September 30, 2004 as compared to the prior fiscal year. The company is targeting a net income margin of 11.2% for the fiscal year ending September 30, 2004, which is an 80 basis point improvement. The net income margin improvement excludes approximately $0.6 million associated with the company's secondary offering. The costs related to the secondary offering were primarily incurred during the third quarter of the fiscal year ending September 30, 2004.

    Fiscal Year Ending September 30, 2005
    The company is targeting a 20% - 22% increase in net revenue for the year ending September 30, 2005 as compared to the prior year. The company is currently planning to open one new campus during the fourth quarter of 2005 with a second campus opening in the first half of 2006. A full year of pre-opening costs is anticipated to be incurred during the fiscal year ending September 30, 2005 for both campus openings. A significant portion of these costs directly relate to building a backlog of potential students that supports strong fall classes at the planned campus openings. The company expects to report net income margins for fiscal 2005 ranging from 9.7% to 10.2%. These targets include pre-opening costs for new locations as described above, as well as costs associated with the company's program to comply with the Sarbanes-Oxley Act of 2002 for our fiscal year ending September 30, 2005. The planned campus openings will alleviate capacity constraints in the company's current structure, as well as allow for future growth of the company.

    Fiscal Year Ending September 30, 2006
    Looking further ahead, the company expects to sustain revenue growth in the 20% to 25% range. The company anticipates this growth will come from three primary sources:

     *  Increased enrollment growth in the mid to high teens per year;
     *  Program extension and new elective growth; and
     *  Tuition increases of approximately 3% to 5% per year.

    Looking forward to September 30, 2006 net income margins are anticipated to return to fiscal 2004 levels of 11.2% to 11.4%. The improvement is expected to be driven by efficient capacity utilization combined with constant attention to cost controls. As new locations are added, the rate of margin improvement may slow or there may be slight margin compression. In the event that two campuses are opened within a twelve month period, margins may be lower for several quarters as the new locations grow their student populations.
    "We are excited to report that our growth initiatives are progressing as planned," said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc. "We started our first automotive class at our existing Orlando campus in June, 2004 and started our first class in our Exton, PA facility during July, 2004. We have plans to occupy our new Orlando automotive facility, which will have a student capacity of 500, late in the fall. Our Exton facility has available capacity of approximately 1,900 seats. In addition, we successfully re-located our Arizona automotive campus to a new location in Avondale, AZ during June, 2004 without any interruption to training. Our team continues to execute on our growth strategies providing more opportunities for students and industry customers."

    Conference Call
    Management of Universal Technical Institute, Inc. will hold a conference call to discuss its fiscal 2004 third quarter results today at 2:00 p.m. Phoenix time (5:00 p.m. Eastern). Investors are invited to listen to the call live at www.uticorp.com. Please access the web site at least 15 minutes early to register, download and install any necessary audio software.

    About Universal Technical Institute
    Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

    Statements in this press release concerning the future business, operating results and financial condition of the company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company's actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company's recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company's financial results or condition may be found in the company's filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

    For further information please contact: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, Inc., +1-623-445-9402; or Laurie Berman, General Information, +1-310-407-6546, or Jill Fukuhara, Investor/Analyst Information, +1-310-407-6539, both of Financial Relations Board, for Universal Technical Institute, Inc.

               UNIVERSAL TECHNICAL INSTITUTE, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (In thousands, except per share amounts)

                                   Three Months Ended   Nine Months Ended
                                        June 30,             June 30,
                                     2004      2003     2004        2003

    Net Revenues                   $62,947   $48,910   $185,674   $141,642

    Operating expenses:
      Educational services and
       facilities                   29,376    23,843     83,208     66,551
      Selling, general and
       administrative               22,706    15,895     64,093     48,198
         Total operating expenses   52,082    39,738    147,301    114,749
    Income from operations          10,865     9,172     38,373     26,893

    Other expense (income):
      Interest income                  (96)     (117)      (171)      (355)
      Interest expense                 185     1,071      1,195      3,164
      Other expense                     --        --        752         --
         Total other expense            89       954      1,776      2,809

    Income from continuing
     operations and before
     income taxes                   10,776     8,218     36,597     24,084

    Income tax expense               4,140     3,125     14,453      8,944

    Net income                       6,636     5,093     22,144     15,140

    Preferred stock dividends           --     1,145        776      3,434

    Net income available to
     common shareholders            $6,636    $3,948    $21,368    $11,706

    Earnings per share:
    Net income per share - basic     $0.24     $0.29      $0.90      $0.87
    Net income per share - diluted   $0.23     $0.20      $0.81      $0.58

    Weighted average number of
     common shares outstanding:
    Basic                           27,713    13,494     23,620     13,433
    Diluted                         28,569    24,977     27,309     24,956

    Other Data:
    Depreciation and amortization   $2,196    $1,691     $6,309     $4,476
    Number of campuses                   7         7          7          7
    Average undergraduate
     enrollments                    12,517    10,104     12,762     10,228

                                                For the Period Ended
                                         June 30, 2004    September 30, 2003
    Balance Sheet Data:
    Cash and cash equivalents                $40,751             $8,925
    Current assets                           $59,955            $31,819
    Working capital                            $(569)          $(29,240)
    Total assets                            $116,759            $84,099
    Total long-term debt                          $9            $28,014
    Total debt                                   $72            $31,874
    Redeemable convertible preferred stock       $--            $47,161
    Total shareholders' equity (deficit)     $46,852           $(83,152)

SOURCE  Universal Technical Institute, Inc.
    -0-                             08/11/2004
    /CONTACT: Jennifer Haslip, Senior Vice President and CFO of Universal Technical Institute, Inc., +1-623-445-9402; or Laurie Berman, General Information, +1-310-407-6546, or Jill Fukuhara, Investor/Analyst Information, +1-310-407-6539, both of Financial Relations Board, for Universal Technical Institute, Inc./
    /Web site:  http://www.uticorp.com /
    (UTI)

CO:  Universal Technical Institute, Inc.
ST:  Arizona
IN:  EDU AUT FIN
SU:  ERN CCA